Exhibit 99.1

Ann Begeman Appointed to CSX Board of Directors

JACKSONVILLE, Fla. – January 27, 2025 – CSX Corporation (NASDAQ: CSX) today announced that Ann Begeman has been appointed to the company’s board of directors.

“Ann brings a wealth of industry expertise and knowledge to our team where she will play a vital role in our commitment to deliver service excellence and business growth,” said Joe Hinrichs, president and chief executive officer of CSX. “We are delighted to have her join our Board as CSX continues to transform and strengthen our company while generating profitable growth through a better customer experience.”

Begeman’s career has spanned more than three decades in public service, primarily in the legislative and executive branches of government where she focused on transportation policy. She played a critical role in contributing to the development of significant legislation, including the ICC Termination Act, which dissolved the Interstate Commerce Commission and established the Surface Transportation Board (STB).

From 2011 through 2021, Begeman served as a two-term presidential appointee as a member of the STB. During her tenure, she improved the STB’s accountability, transparency, and efficiency while holding leadership positions as the Chairman and Acting Chairman from 2017 to 2021, as well as Vice Chairman. Since 2022, Begeman has been leveraging her expertise as a consultant on railroad regulatory and government affairs matters.

In recognition of her work at the STB, she was named a 2020 Railway Age Women in Rail award recipient.

Begeman began her career in public service by spending nearly two decades working in various capacities within the U.S. Senate, including as Republican Staff Director for the U.S. Senate Committee on Commerce, Science, and Transportation. Additionally, she held positions as Deputy Staff Director and Transportation Policy Advisor for the U.S. Senate Commerce Committee, as well as Legislative Director and Acting Chief of Staff for Senator John McCain.

About CSX

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural and consumer products. For nearly 200 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://facebook.com/OfficialCSX) and follow us on X, formerly known as Twitter (http://twitter.com/CSX).

Contact:

Matthew Korn, CFA, Investor Relations

904-366-4515

Bryan Tucker, Corporate Communications

855-955-6397

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